Amendment No. 1

to

Freedom Internet Group Inc., 2019 Equity Incentive Plan

On November 2, 2020, the board of directors of Freedom Internet Group Inc. effectuated a three-for-one stock split of its common stock in the form of a stock dividend (the “Stock Split”), so that each stockholder of record as of the close of business on November 2, 2020 received two (2) additional shares of common stock for each share of common stock held by such stockholder. As a result of the Stock Split, and pursuant to the provisions of the Freedom Internet Group Inc. 2019 Equity Incentive Plan (the “Plan”), the Plan is automatically amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

1.Section 4.1 of the Plan shall be deleted in its entirety and replaced with the following:

4.1Subject to adjustment in accordance with Section 11, no more than 2,100,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the "Total Share Reserve"). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

2.All other provisions of the Plan remain in full force and effect, other than any provision that conflicts with the terms and spirit of this amendment.